Exhibit 5.1

January 18, 2022

Cardiol Therapeutics Inc.
602-2265 Upper Middle Road East
Oakville, Ontario L6H 0G5

Ladies and Gentlemen:

Re:  Cardiol Therapeutics Inc. - Registration Statement on Form S-8

We are Canadian counsel to Cardiol Therapeutics Inc. (the “Corporation”), a corporation existing under the Business Corporations Act (Ontario), in connection with the preparation and filing with the United States Securities and Exchange Commission of a registration statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”) with respect to 4,470,569 Class A common shares of the Corporation (the “Common Shares”) issuable under the Corporation’s Omnibus Equity Incentive Plan (the “Plan”) approved by the Corporation’s shareholders on June 29, 2021.

For the purposes of the opinions expressed below, we have considered such questions of law, made such investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant.

We have relied exclusively upon the documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion letter.

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that, with respect to all documents examined by us, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the authentic original documents.

The opinions expressed in this opinion letter are limited to the laws of the province of Ontario and the federal laws of Canada applicable in that province.

Based upon and subject to the foregoing and to the qualifications set forth in this opinion letter we are of the opinion that:

(a) the Corporation has taken all necessary corporate action to authorize the issue of the Common Shares;

(b) upon the due and proper exercise of options which may be granted under the Plan (including payment of the exercise price for the Common Shares), the Common Shares issuable upon the exercise of such options will be issued as fully paid and non-assessable Common Shares; and

(c) upon the due and proper settlement of awards (other than options referred to under paragraph (b) of this opinion) which may be granted under the Plan in accordance with the terms of the Plan, the Common Shares issuable upon the settlement of such awards will be issued as fully paid and non-assessable Common Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Act as amended, or within the category of persons whose consent is required by Section 7 of the Act.

The opinions set out in this opinion letter speak only as of the date of this opinion, and by giving them we do not undertake to advise the addressee or otherwise update or supplement this opinion letter to reflect any facts or circumstances or any changes in laws which may occur after the date of this opinion, or consider the applicability or correctness of this opinion to any person other than the addressee.

This opinion is delivered exclusively for use in connection with the filing by the Corporation of the Registration Statement, and is not to be used or relied upon for any other reason without our prior written consent.

Yours truly,

/s/ Borden Ladner Gervais LLP